Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

EOS Energy Enterprises, Inc.

Convertible Promissory Note

Original Principal Amount: $15,000,000

Issuance Date: March 17, 2023

Number: EOSE-4

FOR VALUE RECEIVED, EOS ENERGY ENTERPRISES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and Payment Premium, in each case when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 15. For the avoidance of doubt, the Issuance Date is the date of the first issuance of this Convertible Promissory Note (the “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. This Note was issued with a 2% original issue discount.

This Note is being issued pursuant to Section 2.05 of the Standby Equity Purchase Agreement, dated April 28, 2022 (as amended by that certain Amendment No. 1, dated as of June 13, 2022, as supplemented by that certain Supplemental Agreement, dated as of June 13, 2022, as further amended by that certain Amendment No. 2, dated as of November 14, 2022, as further supplemented by that certain Second Supplemental Agreement, dated as of December 29, 2022 (the “Second Supplemental Agreement”) and as further supplemented by that certain Third Supplemental Agreement, dated as of March 17, 2023 (the “Third Supplemental Agreement”) and as may be further amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “SEPA”), between the Company and the Investor.

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all then outstanding Principal, plus the Payment Premium, and all accrued and unpaid Interest. The “Maturity Date” shall be August 17, 2023. This Note may be redeemed in accordance with Sections 1(c) and 1(e) hereof.

(b) Interest Rate and Payment of Interest. Beginning on the 29th day following the Issuance Date, Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 15% upon an Event of Default for so long as it remains uncured. Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Mandatory Payments. Subject to the provisions of Section 3(c)(ii), if, any time after the Issuance Date, and from time to time thereafter, a Trigger Event occurs, then the Company shall make weekly payments (in accordance with Section 1(d)) beginning on the later of (i) the 10th calendar day after the Trigger Date, and (ii) in the event the Trigger Date occurs during or within two Trading Days preceding a Company Black Out Period (as defined in Section 15), the 5th calendar day after the cessation of such Company Black Out Period, and continuing on the same day of each successive calendar week. Each weekly payment shall be in an amount equal to the sum of (i) $1,000,000 of Principal (or the outstanding Principal if less than such amount) (the “Triggered Principal Amount”), (ii) solely with respect to a Trigger Event caused by a Floor Price Trigger, the Payment Premium (as defined below, and if applicable in accordance with Section 1(d)) in respect of such Triggered Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date (collectively, the “Payment Amount”). The obligation of the Company to make weekly payments hereunder shall cease (with respect to any payment that has not yet come due) if at any time after the Trigger Date, (A) in the event of a Floor Price Trigger, on the date that is the fifth consecutive Trading Day that the daily VWAP is greater than the Floor Price, or (B) in the event of an Exchange Cap Trigger, the date the Company has obtained shareholder approval to increase the number of shares of Common Stock under the Exchange Cap and/or the Exchange Cap no longer applies, unless a subsequent Triggering Date occurs.

(d) Weekly Payments. With respect to any payment due by the Company pursuant to Section 1(c), the Company shall, at its own option, either (i) repay each Payment Amount by submitting an Advance Notice (an “Advance Repayment”) with an Advance Date on or before each applicable due date of such Payment Amount, (ii) repay with the proceeds of sales of Common Shares pursuant to an ATM Agreement, or (iii) repay in cash, provided that, in each case, any such repayment would not violate the terms of the Atlas Facility (as defined in Section 15). In respect of any Payment Amount to be repaid by the Company in accordance with (ii) or (iii) of this Section 1(d), the Company shall pay to the Holder the Payment Amount to be paid to the Holder, which for the avoidance of doubt shall include the Payment Premium, by wire transfer of immediately available funds in cash on or before such due date. If the Company elects an Advance Repayment, then the Company shall deliver an Advance Notice to the Holder in accordance with the terms and conditions of the SEPA requesting an advance amount equal to the Payment Amount, or portion thereof, to be paid by an Advance Repayment, that will have an Advance Date on or before the applicable due date, which Advance Notice shall specify the Payment Amount to be paid pursuant to such Advance Repayment, provided however, the Investor hereby waives the amount of the Payment Premium in respect of any Advance Repayment. Upon the closing of such Advance Notice in accordance with Section 2.02 of the SEPA, the Holder shall offset the amount due to be paid by the Holder to the Company under the SEPA against the portion of the Payment Amount to be paid by the Advance Repayment. If any portion of the Payment Amount remains unpaid at the applicable due date, the Company shall repay such outstanding Payment Amount pursuant to (ii) or (iii) of this Section 1(d), provided that, in each case, any such repayment would not violate the terms of the Atlas Facility.

(e) Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided that (i) the Company provides the Holder with at least five Trading Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, and (ii) the VWAP of the Company’s Common Stock on each of the ten Trading Days immediately prior to the Redemption Notice is less than the Fixed Conversion Price, Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus the Payment Premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have five Trading Days to elect to convert all or any portion of this Note. On the sixth Trading Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the five Trading Day period. The Holder may convert all or any part of this Note after receiving a Redemption Notice, in which case the Redemption Amount shall be reduced by the amount so converted.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) the Company’s failure to pay to the Holder any amount of Principal, Payment Premium, Interest, or other amounts when and as due under this Note or any other Transaction Document after such payment is due;

(ii) the Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) the Company or any subsidiary of the Company shall default beyond applicable grace and cure periods in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable (excluding, for the avoidance of any doubt, payables to vendors in the ordinary course of business);

(iv) the Common Stock shall cease to be quoted or listed for trading, fail to have a bid price or VWAP, or fail to maintain a trading market on any Primary Market, for a period of 10 consecutive Trading Days;

(v) the Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section 15) unless in connection with such Change of Control Transaction this Note is retired;

(vi) the Company’s (A) failure to deliver the required number of shares of Common Stock to the Holder within two Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to the Holder of the Note, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Note into shares of Common Stock that is tendered in accordance with the provisions of the Debentures;

(vii) the Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(viii) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act. For purposes hereof, “Periodic Reports” means the Company’s (i) Annual Report on Form 10-K for the fiscal year ending December 31, 2022, (ii) Current Report on Form 10-Q for the quarterly period ending March 31, 2023, and (iii) all other financial reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K) for so long as any amounts are outstanding under this Promissory Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations;

(ix) Any representation or warranty made or deemed made by the Company in any Transaction Document shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(x) Any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes held by the Holder;

(xi) The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be covered by Section 2(a)(i) through 2(a)(xi) hereof) or any Transaction Document (as defined in Section 15) which is not cured within any cure period prescribed therein.

(b) During the time that any portion of this Note is outstanding, if any Event of Default has occurred and is continuing, (other than an event with respect to the Company described in Section 2(a)(ii)), the full unpaid Principal amount of this Note and the Payment Premium, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash; provided that, in case of any event with respect to the Company described in Section 2(a)(ii), the full Principal amount of this Note and the Payment Premium, together with interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note (subject to the limitations set out in Section 3(c)) at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. For the purposes hereof, an Event of Default relating to default in payment is “continuing” if it has not been waived, and an Event of Default relating to circumstances other than a default in payment is “continuing” if it has not been remedied or waived.

(3) CONVERSION OF NOTE. This Note shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of this Section 3 and subject to the limitations on conversion set forth in Section 3(c)(ii), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock, at the Conversion Price. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $1.9368 per share (the “Fixed Conversion Price”), or (ii) 92.5% of the lowest daily VWAP of the Common Stock during the seven (7) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”) but not lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email with confirmation of delivery (or otherwise deliver by method set forth in Section 5), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(ii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate (or book entry), registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. Any shares of Common Stock issued upon conversion shall bear customary restrictive legends regarding restrictions on transfers under the applicable securities laws. If this Note is physically surrendered for conversion and the outstanding balance of this Note is greater than the portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding balance not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the receipt of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If within three (3) from the Share Delivery Date the Company shall fail to issue and deliver a certificate to the Holder, issue a book entry in the name of the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company and that is saleable under Rule 144 at the time of such conversion (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or book entry (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates or book entries representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date and such approval is applicable to issuances of shares of Common Stock upon conversion of this Note.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority, responsibility and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days’ prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii) Principal Market Limitations. Notwithstanding anything in this Note to the contrary, the Holder shall not have the right to convert any portion of this Note, and the Company shall not issue any shares of Common Stock upon conversion of this Note, or otherwise, if the conversion and issuance of such Common Stock, together with any Common Stock issued in connection the SEPA and with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number of shares of Common Stock that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of Nasdaq Stock Market LLC (the “Nasdaq”) and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules of the Nasdaq. Any failure by the Company to issue shares as a result of the limitations imposed by this Section 3(c)(ii) shall in nowise be considered (i) a breach or default of any provision of this Note or (ii) an Event of Default under Section 2(a)(vi), and such failure shall not trigger any of the Holder’s rights or remedies under Section 2(b), and shall not result in the payment of any penalty to the Holder by the Company, including, but not limited to the Payment Premium.

(d) Other Provisions.

(i) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note, and within three (3) Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(ii) All calculations under this Section 3 shall be rounded to the nearest $0.0001 or whole share.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company’s failure to deliver certificates or issue book entries representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Conversion Costs. The Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale of Underlying Shares (provided that the Company has first had the opportunity to obtain such a legal opinion on behalf of the Holder). The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(e) Adjustments to Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in shares which results in an increase in the number of outstanding Common Stock, (b) subdivide its outstanding Common Stock into a larger number, or (c) combine (including by way of reverse share split) outstanding Common Stock into a smaller number, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(f) Whenever the Conversion Price is adjusted pursuant to Section 3 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(g) In case of any (1) merger or consolidation of the Company or any subsidiary of the Company controlling more than one-half of the assets of the Company with or into another Person not affiliated with the Company, or (2) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, the Holder shall have the right to (A) exercise any rights under Section (3), (B) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders shares of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a Convertible Note with a Principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued Convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of clause (C), the conversion price applicable for the newly issued Convertible Notes shall be based upon the amount of securities, cash and property that each share of Common stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(4) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 4(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 4(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note benture, acknowledge and agree that, by reason of the provisions of Section 3(c)(ii) following conversion, repayment, or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 4(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 4(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 4(a) or Section 4(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Noted), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by e-mail. The addresses and email addresses for such communications shall be:

If to the Company, to:

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, New Jersey 08820

Attention:  Melissa Berube

Telephone: (732) 983-1753
E-Mail: mberube@eose.com and legal@eose.com

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219-7672

Attention: Matthew L. Fry

Telephone: (214) 651-5443

Email: matt.fry@haynesboone.com

If to the Holder:	YA II PN, Ltd c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue Mountainside, NJ 07092 Attention: Mark Angelo Telephone: 201-985-8300 Email: Legal@yorkvilleadvisors.com or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated upon sending the e-mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(6) Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company.

(7) This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(8) This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Courts of the State of New York sitting in New York County, New York and the U.S. District Court for the Southern District of New York sitting in New York County, New York in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(9) If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(10) Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(11) If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(12) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(13) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(14) CERTAIN DEFINITIONS For purposes of this Note, the following terms shall have the following meanings:

(a) “Advance Date” shall have the meaning given to it in the SEPA

(b) “Advance Notice” shall have the meaning given to it in the SEPA.

(c) “Advance Repayment” shall have the meaning given to it in Section 1(c).

(d) “Atlas Facility” mean the senior secured term loan credit facility dated July 29, 2022, entered into between the Company and Atlas Credit Partners.

(e) “ATM Agreement” means the Sales Agreement dated August 5, 2022, entered into between the Company and Cowen and Company, LLC.

(f) “Bloomberg” means Bloomberg Financial Markets.

(g) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(h) “Change of Control Transaction” means the occurrence of (a) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the Issuance Date (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the Issuance Date), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

(i) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(j) “Commission” means the U.S. Securities and Exchange Commission.

(k) “Common Stock” means the common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(l) “Company Black Out Period” means (i) a period during which the Company is in possession of material non-public information and unable to deliver Advance Notices under the SEPA or (ii) any period during which the trading window is closed or any special blackout period, in each case as contemplated in the Company’s Insider Trading Policy.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Floor Price” means a price per share of the Common Stock equal to $0.35.

(o) “Other Notes” means any notes issued pursuant to the Third Supplemental Agreement (other than this Note) and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(p) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(q) “Primary Market” means the Nasdaq Capital Market.

(r) “Payment Premium” means an amount equal to 3% of the Principal amount of a payment being made by the Company in cash in accordance with this Note.

(s) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(u) “Transaction Documents” means any existing or future agreement between the Company and the Holder that has not terminated.

(v) “Trigger Event” shall mean (i) the daily VWAP of the Common Stock is less than the Floor Price for five consecutive Trading Days (a “Floor Price Trigger”), or (ii) the Company has issued in excess of 95% of the Common Stock available under the Exchange Cap (an “Exchange Cap Trigger”) (the last such day of each such occurrence, a “Trigger Date”).

(w) “Triggered Principal Amount” shall have the meaning set forth in Section (1)(c).

(x) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

(y) “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Stock for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg.

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
EOS ENERGY ENTERPRISES, INC.

By:	/s/ Nathan Kroeker
Name:	Nathan Kroeker
Title:	Chief Financial Officer

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the NotePromissory)

TO:

The undersigned hereby irrevocably elects to convert $                                                     of the outstanding balance of Convertible Promissory Note, No. ESOE-5, into shares of Common Stock of EOS ENERGY ENTERPRISES, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Conversion Amount to be converted:	$
Conversion Price:	$
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:
Issue to:

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number: